                                                                  Exhibit 99.03

                         INDEPENDENT AUDITORS' REPORT

To the Partners of FrontierVision Partners, L.P.:

  We have audited the accompanying consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
March 19, 1999

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  In Thousands

                                          March 31,   December 31, December 31,
                                            1999          1998         1997
                                         -----------  ------------ ------------
                                         (unaudited)
                ASSETS
Cash and cash equivalents..............  $   13,715    $    7,354   $    6,873
Accounts receivable, net of allowance
 for doubtful accounts of $216, $666
 and $640..............................      12,151        13,443        8,071
Prepaid expenses and other.............       4,122         4,046        2,785
Investment in cable television systems,
 net:
  Property and equipment...............     344,548       342,754      247,724
  Franchise cost and other intangible
   assets..............................     802,581       820,524      637,725
                                         ----------    ----------   ----------
    Total investment in cable
     television systems, net...........   1,147,129     1,163,278      885,449
                                         ----------    ----------   ----------
Deferred financing costs, net..........      25,200        25,812       26,283
Organization costs, net................          --           280          377
Earnest money deposits.................         100           150        2,000
                                         ----------    ----------   ----------
    Total assets.......................  $1,202,417    $1,214,363   $  931,838
                                         ==========    ==========   ==========
              LIABILITIES
Accounts payable.......................  $   11,413    $   18,233   $    2,770
Accrued liabilities....................      21,048        17,169       15,126
Subscriber prepayments and deposits....       3,480         3,312        1,828
Accrued interest payable...............      14,940         9,547        5,064
Deferred income taxes..................      11,161        11,856           --
Long term debt, including related
 party.................................   1,369,132     1,355,144      994,955
                                         ----------    ----------   ----------
    Total liabilities..................   1,431,174     1,415,261    1,019,743
                                         ----------    ----------   ----------
Partners' deficit
  General partner......................      (2,289)       (2,010)        (880)
  Limited partners--
   Special Class A.....................    (175,691)     (154,139)     (66,723)
   Class A.............................     (50,777)      (44,749)     (20,302)
                                         ----------    ----------   ----------
    Total partners' deficit............    (228,757)     (200,898)     (87,905)
                                         ----------    ----------   ----------
Commitments
    Total liabilities and partners'
     deficit...........................  $1,202,417    $1,214,363   $  931,838
                                         ==========    ==========   ==========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                          For the Three For the Three For the Year For the Year For the Year
                          Months Ended  Months Ended     Ended        Ended        Ended
                            March 31,     March 31,   December 31, December 31, December 31,
                              1999          1998          1998         1997         1996
                          ------------- ------------- ------------ ------------ ------------
                           (unaudited)   (unaudited)
Revenues................    $ 72,417      $ 53,819     $ 245,134     $145,126     $ 76,464
Expenses:
  Operating expenses....      38,272        27,693       123,600       74,314       39,181
  Corporate
   administrative
   expenses.............       1,740         1,566         6,965        4,418        2,930
  Depreciation and
   amortization.........      30,329        23,800       114,280       65,627       35,849
  Storm costs...........          --           705           522           --           --
                            --------      --------     ---------     --------     --------
    Total expenses......      70,341        53,764       245,367      144,359       77,960
                            --------      --------     ---------     --------     --------
Operating
 income/(loss)..........       2,076           183          (233)        (767)      (1,496)
Interest expense, net...     (25,425)      (19,970)      (89,067)     (48,166)     (22,320)
Interest expense,
 related party..........      (6,563)       (6,524)      (26,094)     (22,264)     (12,544)
Other income (expense)..       1,358            --          (526)         (57)          (8)
                            --------      --------     ---------     --------     --------
Loss before income tax
 benefit and
 extraordinary item.....     (28,554)      (26,439)     (115,920)     (69,720)     (36,368)
Income tax benefit......         695            --         2,927           --           --
                            --------      --------     ---------     --------     --------
Loss before
 extraordinary item.....     (27,859)      (26,439)     (112,993)     (69,720)     (36,368)
Extraordinary item--Loss
 on early retirement of
 debt...................          --            --            --       (5,046)          --
                            --------      --------     ---------     --------     --------
Net loss................    $(27,859)     $(26,439)    $(112,993)    $(74,766)    $(36,368)
                            ========      ========     =========     ========     ========
Net loss allocated to:
Special Class A Limited
 Partners...............    $(21,552)     $(20,454)    $ (87,416)    $(57,842)    $(27,072)
Class A Limited
 Partners...............      (6,028)       (5,721)      (24,447)     (16,177)      (8,932)
General Partner.........        (279)         (264)       (1,130)        (747)        (364)
                            --------      --------     ---------     --------     --------
                            $(27,859)     $(26,439)    $(112,993)    $(74,766)    $(36,368)
                            ========      ========     =========     ========     ========

          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                 (In Thousands)

                                                Limited Partners
                                                ----------------
                                                Special
                               General Partner  Class A   Class A     Total
                               --------------- ---------  --------  ---------
Balance, December 31, 1995....     $   128     $   9,361  $  3,405  $  12,894
  Net loss....................        (364)      (27,072)   (8,932)   (36,368)
  Capital contributions.......          54         4,648       738      5,440
                                   -------     ---------  --------  ---------
Balance, December 31, 1996....     $  (182)    $ (13,063) $ (4,789) $ (18,034)
  Net loss....................        (747)      (57,842)  (16,177)   (74,766)
  Capital contributions                 49         4,182       664      4,895
                                   -------     ---------  --------  ---------
Balance, December 31, 1997....     $  (880)    $ (66,723) $(20,302) $ (87,905)
  Net loss....................      (1,130)      (87,416)  (24,447)  (112,993)
                                   -------     ---------  --------  ---------
Balance, December 31, 1998....     $(2,010)    $(154,139) $(44,749) $(200,898)
  Net loss....................        (279)      (21,552)   (6,028)   (27,859)
                                   -------     ---------  --------  ---------
Balance, March 31, 1999
 (unaudited)..................     $(2,289)    $(175,691) $(50,777) $(228,757)
                                   =======     =========  ========  =========


          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                            For the Three For the Three For the Year For the Year For the Year
                            Months Ended  Months Ended     Ended        Ended        Ended
                              March 31,     March 31,   December 31, December 31, December 31,
                                1999          1998          1998         1997         1996
                            ------------- ------------- ------------ ------------ ------------
                             (unaudited)   (unaudited)
Cash Flows From Operating
 Activities:
Net loss..................    $(27,859)     $(26,439)    $(112,993)   $ (74,766)   $ (36,368)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Extraordinary item--Loss
  on early retirement
  of debt.................          --            --            --        5,046           --
 Depreciation and
  amortization............      30,329        23,800       114,280       65,627       35,849
 Income tax benefit.......        (695)           --        (2,927)          --           --
 Write-off of organization
  costs...................         280            --            --           --           --
 Gain on disposition of
  systems.................      (1,869)           --        (2,362)          --           --
 Amortization of deferred
  debt issuance costs.....         978           741         3,274        2,133        1,236
 Accretion of interest on
  Discount Notes..........       6,223         4,646        19,485        5,768          924
 Accretion of interest on
  related
  party indebtedness......       6,563         6,524        26,094       22,264       12,544
 Changes in operating
  assets and liabilities,
  net of effect of
  acquisitions:
  Accounts receivable.....         956           641        (3,147)        (582)      (1,946)
  Receivable from seller..          --            --            --          846        1,377
  Prepaid expenses and
   other..................         (80)         (452)         (870)        (249)      (1,266)
  Accounts payable and
   accrued liabilities....      (2,609)        1,079        15,698        2,906        3,664
  Subscriber prepayments
   and deposits...........         168           424         1,086       (1,523)      (2,393)
  Accrued interest
   payable................       5,393         5,900         4,483       (1,226)       5,870
                              --------      --------     ---------    ---------    ---------
   Total adjustments......      45,637        43,303       175,094      101,010       55,859
                              --------      --------     ---------    ---------    ---------
   Net cash flows from
    operating activities..      17,778        16,864        62,101       26,244       19,491
                              --------      --------     ---------    ---------    ---------
Cash Flows From Investing
 Activities:
Cash paid for capital
 expenditures.............     (18,407)       (9,475)      (65,570)     (32,738)      (9,304)
Pending acquisition
 costs....................        (275)           42           (22)        (146)          --
Cash paid for franchise
 costs....................        (115)           (2)          (12)        (406)      (2,009)
Cash paid for organization
 costs....................          --            (6)          (28)         (23)          --
Earnest money deposits....          --            --          (200)      (2,000)        (500)
Proceeds from disposition
 of cable
 television systems.......       5,228            --            --           --       15,065
Proceeds from disposition
 of real estate...........       1,470            --            --           --           --
Cash paid in acquisition
of cable
television systems........        (144)      (14,940)     (307,595)    (392,631)    (421,467)
                              --------      --------     ---------    ---------    ---------
  Net cash flows from
   investing activities...     (12,243)      (24,381)     (373,427)    (427,944)    (418,215)
                              --------      --------     ---------    ---------    ---------
Cash Flows From Financing
 Activities:
Debt borrowings...........       3,138        15,000       316,485      523,000      137,700
Payments on debt
 borrowings...............      (1,875)           --       (76,875)    (289,845)     (33,600)
Proceeds from issuance of
 Subordinated Notes.......          --            --            --           --      200,000
Proceeds from issuance of
 Discount Notes...........          --            --        75,000      150,000           --
Proceeds from related
 party indebtedness.......          --            --            --       31,104      102,042
Principal payments on
 capital lease
 obligations..............         (61)           --            --          (70)         (16)
Increase in deferred
 financing fees...........         (59)           --          (395)     (11,357)      (3,771)
Offering costs related to
 Subordinated Notes.......          (7)          (23)           --         (129)      (7,417)
Offering costs related to
 Discount Notes...........        (310)         (137)       (2,408)      (6,585)          --
Partner capital
 contributions............          --            --            --        4,895        5,440
                              --------      --------     ---------    ---------    ---------
  Net cash flows from
   financing activities...         826        14,840       311,807      401,013      400,378
                              --------      --------     ---------    ---------    ---------
Net Increase (Decrease) in
 Cash and
 Cash Equivalents.........       6,361         7,323           481         (687)       1,654
Cash and Cash Equivalents,
 at beginning of period...       7,354         6,873         6,873        7,560        5,906
                              --------      --------     ---------    ---------    ---------
Cash and Cash Equivalents,
 end of period............    $ 13,715      $ 14,196     $   7,354    $   6,873    $   7,560
                              ========      ========     =========    =========    =========
Supplemental Disclosure of
 Cash Flow Information:
Cash paid for interest....    $ 12,894      $  8,824     $  62,789    $  42,226    $  15,195
                              ========      ========     =========    =========    =========

          See accompanying notes to consolidated financial statements.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (In Thousands)


(1) THE PARTNERSHIP

 Organization and Capitalization:

  FrontierVision Partners, L.P. ("FVP") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. FVP was initially capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships. FVP's partners have committed to provide debt and equity capital commitments totaling approximately $199,400 through two limited partnership and note purchase agreements. As of December 31, 1998, FVP had received all of these commitments. Of the total capital contributed to FVP by December 31, 1998, approximately $27,100 is in the form of general and limited partner capital contributions, approximately $52,700 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $119,600 in the form of 12% senior subordinated notes (the "Senior Notes").

  Under the terms of the Limited Partnership Interest and Note Purchase Agreement (the "FVP Partnership Agreement"), FVP agreed to issue partnership interests, Senior Notes and Junior Notes to a limited partner, (less that limited partner's debt and equity commitments) as a syndication fee. In 1995 and 1996, FVP credited the capital account of the limited partner with a total of $428 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $2,604 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

  FrontierVision Holdings, L.P. ("Holdings"), a Delaware limited partnership, is directly and indirectly a wholly-owned subsidiary of FVP and was formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (collectively the "Discount Notes"). On December 2, 1998, Holdings, acting as a co-issuer with its wholly owned subsidiary, FrontierVision Holdings Capital II Corporation, issued $91,298 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes Series B due 2007. FVP contributed to Holdings all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and therefore, at that time, FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), became wholly-owned, consolidated subsidiaries of Holdings. FVP is the 99.9% general partner of Holdings and FrontierVision Holdings, LLC ("FV Holdings") is the 0.1% limited partner of Holdings. As used herein, the "Partnership" refers collectively to FVP, FV Holdings, Holdings, Holdings Capital, FVOP Inc. and FVOP.

 Allocation of Profits, Losses and Distributions:

  The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1998, the Partnership had only issued Class A, Special Class A and Class C limited partnership interests.

  Net losses are allocated to the partners in proportion to their combined debt and capital contributions until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(1) THE PARTNERSHIP (continued)

Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

  Profits are allocated first to the general and limited partners to the extent of their negative capital accounts; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

  Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12% preferred annual rate of return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited partners. Under the terms of the FVP Partnership Agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 3% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of December 31, 1998, the Partnership had received total combined debt and capital contributions of $43,132 and $154,229 from its Class A limited partners and from its Special Class A limited partners, respectively.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Partnership and its direct and indirect wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Basis of Presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost and include the following: distribution facilities, support equipment and leasehold improvements. Replacements, renewals and improvements are capitalized and costs for

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

repairs and maintenance are charged to expense when incurred. The Partnership capitalizes direct labor and overhead related to installation and construction activities. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years.

 Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

  Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Partnership's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

 Impairment of Long-lived Assets

  The Partnership periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

 Deferred Financing Costs and Deferred Bond Issue Costs

  Deferred financing costs and deferred bond issue costs are being amortized using the straight line method over the life of the loans and the bonds. Accumulated amortization at December 31, 1998 and 1997 is $5,106 and $1,808, respectively.

 Revenue Recognition

  Revenues are recognized in the period in which the related services are provided to the subscribers. Installation revenue is recognized in the period that installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

 Derivative Financial Instruments

  The Partnership manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

 Income Taxes

  The Partnership and its direct and indirect subsidiaries, except for FrontierVision Cable New England, Inc., New England CableVision of Massachusetts, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital, are limited partnerships or limited liability companies and pay no income taxes as entities. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. Nominal taxes are assessed by certain state and local jurisdictions.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Partnership's net assets exceeded its tax basis by $20.4 million.

  FrontierVision Cable New England, Inc., New England CableVision of Massachusetts, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital are corporations and are subject to federal and state income taxes which have not been significant. Deferred taxes relate principally to the difference between book and tax basis of the cable television assets owned by New England Cablevision of Massachusetts, Inc., partially offset by the tax effect of related net operating loss carryforwards.

 New Accounting Standards

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, Reporting the Costs of Start-up Activities, ("SOP 98-5"), which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted by the Partnership during the three months ended March 31, 1999. The effect of such adoption was to increase net loss by $280, which represented the write off of the remaining unamortized organization costs previously recorded on the Partnership's Balance Sheet.

 Reclassification

  Certain amounts have been reclassified for comparability.

 Interim Financial Statements

  The following notes, insofar as they are applicable to the three months ended March 31, 1999 and 1998, are not audited. In management's opinion, all adjustments considered necessary for a fair presentation of such financial statements are included and all such adjustments are of a normal and recurring nature. The results for the three-months ended March 31, 1999 and 1998 are not purported to be indicative of the results for the entire fiscal year.

(3) STORM RELATED COSTS

  During mid-January of 1998, certain of the communities served by the Partnership in Maine experienced devastating ice storms. For the year ended December 31, 1998, the Partnership has recognized a loss due to service outages and increased labor costs of approximately $522 due to the ice storms. Additionally, the

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(3) STORM RELATED COSTS (continued)

Partnership has incurred approximately $540 of capital expenditures to replace damaged subscriber drops. The
Partnership received $183 subsequent to December 31, 1998 related to a claim on its business interruption insurance for the storm damage. Such claim was recognized as a reduction of storm loss in the fourth-quarter of 1998.

(4) INVESTMENT IN CABLE TELEVISION SYSTEMS

  The Partnership's investment in cable television systems is comprised of the following:

                                          March 31   December 31, December 31,
                                            1999         1998         1997
                                         ----------  ------------ ------------
Property and equipment.................. $  447,826   $  435,531   $ 297,229
Less--accumulated depreciation..........   (103,278)     (92,777)    (49,505)
                                         ----------   ----------   ---------
Property and equipment, net.............    344,548      342,754    (247,724)
                                         ----------   ----------   ---------
Franchise costs.........................    714,364      717,614     523,096
Covenants not to compete................     16,861       16,856      14,983
Subscriber lists........................    146,193      146,411     106,270
Goodwill................................     54,928       53,937      44,702
                                         ----------   ----------   ---------
                                            932,346      924,818     689,051
Less--accumulated amortization..........   (129,765)    (114,294)    (51,326)
                                         ----------   ----------   ---------
Franchise costs and other intangible
 assets, net............................    802,581      820,524     637,725
                                         ----------   ----------   ---------
Total investment in cable television
 systems, net........................... $1,147,129   $1,163,278   $ 885,449
                                         ==========   ==========   =========

(5) ACQUISITIONS AND DISPOSITIONS

 Acquisitions

  The Partnership has completed several acquisitions since its inception through March 31, 1999. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Partnership. Amounts allocated to property and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon remaining useful lives and amortization periods.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(5) ACQUISITIONS AND DISPOSITIONS (continued)

  The following table lists the acquisitions and the purchase price for transactions occurring in the most recent two years.

Predecessor Owner         Primary Location of Systems    Date Acquired    Acquisition Cost (a)
-----------------         ---------------------------- ------------------ --------------------
Bluegrass Cable
 Partners, L.P..........            Kentucky             March 20, 1997         $ 10,400
Clear Cable T.V., Inc.
 and B&G Cable T.V.
 Systems, Inc...........            Kentucky             March 31, 1997         $  1,800
Milestone Communications
 of New York, L.P.......              Ohio               March 31, 1997         $  3,000
Triax Associates I, L.P.
 ("Triax I")............              Ohio                May 30, 1997          $ 34,800
Phoenix Front Row
 Cablevision............              Ohio                May 30, 1997          $  6,900
PCI Incorporated........            Michigan            August 29, 1997         $ 13,600
SRW, Inc.'s Blue Ridge
 Cable Systems, L.P.....  Tennessee and North Carolina September 3, 1997        $  4,100
A-R Cable Services--ME,
 Inc. ("Cablevision")...             Maine              October 31, 1997        $ 78,600
Harold's Home
 Furnishings, Inc.......   Pennsylvania and Maryland    October 31, 1997        $  1,600
TCI Cablevision of
 Vermont, Inc. and
 Westmarc Development...   Vermont and New Hampshire    December 2, 1997        $ 34,800
Joint Venture ("TCI-
 VT/NH") Cox
 Communications, Inc.
 ("Cox-Central Ohio")...              Ohio             December 19, 1997        $204,100
TVC-Sumpter Limited
 Partnership and North
 Oakland Cablevision....            Michigan             March 6, 1998          $ 14,400
Partners Limited
 Partnership TCI
 Cablevision of
 Ohio, Inc..............              Ohio               April 1, 1998          $ 10,000
New England Cablevision
 of Massachusetts, Inc.
 ("NECMA")..............         Massachusetts           April 3, 1998          $ 44,900
Ohio Cablevision
 Network, Inc. ("TCI-
 Bryan")................              Ohio               July 31, 1998          $ 37,400
Unity Cable Television,
 Inc....................             Maine             September 30, 1998       $    800*
Appalachian Cablevision
 of Ohio................              Ohio             September 1, 1998        $    300
State Cable TV
 Corporation ("State")..      Maine, New Hampshire      October 23, 1998        $190,200*
Paint Valley Cable......              Ohio              October 30, 1998        $  1,900*
CASCO...................             Maine             November 30, 1998        $  3,200*

--------
(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1998. * Subject to adjustment.

  The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:

                                    1998            1997            1996
                               Acquisitions(a) Acquisitions(a) Acquisitions(a)
                               --------------- --------------- ---------------
Property and equipment........    $ 79,526        $ 48,805        $169,240
Franchise costs and other
 intangible assets............     244,492         344,490         268,836
                                  --------        --------        --------
Subtotal......................     324,018         393,295         438,076
                                  --------        --------        --------
Net working capital
 (deficit)....................         410            (164)         (7,107)
Deferred income taxes.........     (14,783)             --              --
Less--Earnest money deposits
 applied......................      (2,050)           (500)         (9,502)
                                  --------        --------        --------
Total cash paid for
 acquisitions.................    $307,595        $392,631        $421,467
                                  ========        ========        ========

--------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(5) ACQUISITIONS AND DISPOSITIONS (continued)

  The Partnership has reported the operating results of its acquired cable systems from the dates of their respective acquisition.

  Unaudited pro forma summarized operating results of the Partnership, assuming the Triax I, Cablevision, TCI-VT/NH, Cox-Central Ohio, NECMA, TCI-Bryan and State Cable acquisitions (the "Acquisitions") had been consummated on January 1, 1997, are as follows:

                                             Year Ended December 31, 1998
                                           ----------------------------------
                                           Historical               Pro Forma
                                            Results    Acquisitions  Results
                                           ----------  ------------ ---------
Revenue................................... $ 245,134     $ 31,842   $ 276,976
Operating, selling, general and
 administrative expenses..................  (131,087)     (20,245)   (151,332)
Depreciation and amortization.............  (114,280)     (15,546)   (129,826)
                                           ---------     --------   ---------
Operating loss............................      (233)      (3,949)     (4,182)
Interest and other expenses...............  (112,760)     (23,253)   (136,013)
                                           ---------     --------   ---------
Net loss.................................. $(112,993)    $(27,202)  $(140,195)
                                           =========     ========   =========
                                             Year Ended December 31, 1997
                                           ----------------------------------
                                           Historical               Pro Forma
                                            Results    Acquisitions  Results
                                           ----------  ------------ ---------
Revenue................................... $ 145,126     $105,533   $ 250,659
Operating, selling, general and
 administrative expenses..................   (78,732)     (56,312)   (135,044)
Depreciation and amortization.............   (65,627)     (47,543)   (113,170)
                                           ---------     --------   ---------
Operating income..........................       767        1,678       2,445
Interest and other expenses...............   (75,533)     (51,026)   (126,559)
                                           ---------     --------   ---------
Net loss.................................. $ (74,766)    $(49,348)  $(124,114)
                                           =========     ========   =========

  The pro forma financial information presented above has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the Acquisitions been consummated on the dates indicated. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions and dispositions of cable systems because these transactions were not material on an individual or aggregate basis.

 Dispositions

  The Partnership has completed two dispositions from its inception through December 1998.

  On July 24, 1996, the Partnership sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

  On September 30, 1996, the Partnership sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

  On January 7, 1999, the Partnership sold certain cable television system assets located in the Southeast region to Helicon Partners I, LP, for an aggregate sales price of approximately $5,220.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)


(6) DEBT

  The Partnership's debt was comprised of the following:

                                           March 31,  December 31, December 31,
                                              1999        1998         1997
                                           ---------- ------------ ------------
Bank Credit Facility (a)--
  Revolving Credit Facility, interest
   based on various floating rate options
   (7.25% average at December 31, 1998),
   payable monthly........................ $  172,000  $  172,000    $     --
  Term loans, interest based on various
   floating libor rate options (7.46% and
   8.33% weighted average at December 31,
   1998 and 1997, respectively), payable
   monthly................................    496,250     498,125     432,000
  11% senior Subordinated Notes due 2006
   (b)....................................    200,000     200,000     200,000
  11 7/8% senior Discount Notes due 2007
   (c)....................................    255,755     249,532     155,047
  12% Senior Notes, due June 30, 2004 and
   2007 (d)...............................    162,841     158,593     141,642
  14% Junior Notes, due June 30, 2004 and
   2007 (d)...............................     77,724      75,409      66,266
  Other...................................      4,562       1,485          --
                                           ----------  ----------    --------
  Total debt.............................. $1,369,132  $1,355,144    $994,955
                                           ==========  ==========    ========

--------
(a) Bank Credit Facility.

    On December 19, 1997, the Partnership entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

    Under the terms of the Amended Credit Facility, with certain exceptions, the Partnership has a mandatory prepayment obligation upon a change of control of the Partnership and the sale of any of its operating systems. This obligation may be waived with the consent of the majority of the lenders. Further, beginning with the year ending December 31, 2001, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The Partnership also pays commitment fees ranging from 1/2%-- 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

    The Amended Credit Facility also requires the Partnership to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Partnership.

    All partnership interests in the Partnership and all assets of the Partnership and its subsidiaries are pledged as collateral for the Amended Credit Facility.

(b) Senior Subordinated Notes

    On October 7, 1996, FVOP issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of Senior Subordinated Notes due 2006 (the "Subordinated Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to FVOP on October 7, 1996.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)


(6) DEBT (continued)

    In connection with the anticipated issuance of the Subordinated Notes in connection with the Offering, FVOP entered into deferred interest rate setting agreements to reduce the FVOP's interest rate exposure in anticipation of issuing the Subordinated Notes. The cost of such agreements, amounting to $1,390, are recognized as a component of interest expense over the term of the Subordinated Notes.

    The Subordinated Notes are unsecured subordinated obligations of FVOP (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

    The Subordinated Notes Indenture (the "Indenture") has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of FVOP.

    J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Partnership, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Subordinated Notes.

(c) Senior Discount Notes

    On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity of $237,650 and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

    On December 2, 1998, Holdings issued, pursuant to a private offering, the Discount Notes, Series B. The Discount Notes were sold at approximately 82.149% of the stated principal amount at maturity of $91,298 and provided net proceeds of $72,750, after underwriting fees of approximately $2,250.

    The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method over four years until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

    The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

    The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

    Affiliates of the Equity Holders received compensation in the aggregate of approximately $4.6 million in connection with the issuance of the Discount Notes.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)


(6) DEBT (continued)

(d) Senior and Junior Notes

    The Senior and Junior Notes are unsecured obligations of FVP, ranking pari passu in right of payment to all existing and future indebtedness of FVP. The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

(e) Interest Rate Protection Agreements

    In order to convert effectively certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Partnership has entered into interest rate swap agreements for notional amounts totaling $187,500, and maturing between November 15, 1999 and October 7, 2001. According to these agreements, the Partnership pays or receives the difference between (1) an average fixed rate of 5.84% and (2) a floating rate of the three month libor applied to the same $187,500 notional amount every three months during the term of the interest rate swap agreement. On April 7, 1998, the Partnership terminated one of its interest rate swap agreements for a notional amount of $82,500 and entered into a new interest rate swap agreement for $100,000. There was no termination fee associated with this transaction.

    On April 8, 1998, the Partnership entered into a collar interest rate swap agreement ("Collar Agreement") for a notional amount of $100,000, maturing on January 8, 2001. The Collar Agreement provides for different exchanges between the Partnership and the counterparty depending on the level of the floating three month LIBOR rate (5.32% at December 31, 1998). Such exchanges occur every three months during the term of the Collar Agreement. The different exchanges are as follows:

  (1) When LIBOR is below 5.05%, the Partnership pays to the counterparty the difference between the fixed rate of 5.65% and the LIBOR rate, applied to the $100,000 notional amount;

  (2) When LIBOR is between 5.65% and 6.65%, the Partnership receives from the counterparty the difference between the fixed rate of 5.65% and LIBOR rate, applied to the $100,000 notional amount;

  (3) When LIBOR is in excess of 6.65% or between 5.65% and 5.05%, the Collar Agreement has no financial effect.

    On January 8, 1999, the Company amended its collar interest rate swap agreement that it had entered into on April 8, 1998 for a national amount of $100,000. The amended collar agreement matures on April 8, 2001. The collar agreement provides for different exchanges between the Company and the counterparty depending on the level of the floating one month LIBOR rate (5.00% at March 31, 1999). Such exchanges occur every month during the term of the collar agreement. The different exchanges are as follows:

  (1) When LIBOR is below 4.65%, the Company pays to the counterparty the difference between the fixed rate of 5.95% and the LIBOR rate, applied to the $100,000 national amount;

  (2) When LIBOR is between 5.95% and 6.65%, the Company receives from the counterparty the difference between the fixed rate of 5.95% and LIBOR rate, applied to the $100,000 national amount;

  (3) When LIBOR is in excess of 6.65% or between 5.95% and 4.65%, the Collar Agreement has no financial effect.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(6) DEBT (continued)

    On October 3, 1997, in order to convert certain of the future interest payable at variable rates under indebtedness, the Partnership entered into a forward interest rate swap agreement. This commenced on October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Partnership will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

    For the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and 1997, the Partnership recognized an increase in interest expense of approximately $365, $56, $585 and $312, respectively, as a result of the interest rate swap agreements.

  Information concerning the Partnership's interest rate agreements at December 31, 1998 is as follows:

                                                                  Amount to be
                                         Interest rate  Notional    paid upon
   Expiration date                       to be received  amount  termination (i)
   ---------------                       -------------- -------- ---------------
   November 15, 1999....................     5.912%     $ 65,000    $  472.5
   November 15, 1999....................     5.188%       22,500        12.1
   January 8, 2001......................     5.650%      100,000     1,215.3
   October 7, 2001......................     5.940%      100,000     2,731.9
   October 15, 2001.....................     6.115%      150,000     4,340.7
                                                        --------    --------
                                                        $437,500    $8,772.5
                                                        ========    ========

--------
(i) The estimated amount that the Partnership would pay to terminate the agreements on December 31, 1998. This amount takes into consideration current interest rates, the current creditworthiness of the counterparties and represents the fair value of the interest rate agreements.

  The debt of the Partnership, excluding future interest accretion, matures as follows:

   Year Ended December 31--
   ------------------------
   1999............................................................ $   11,144
   2000............................................................     24,575
   2001............................................................     34,575
   2002............................................................     44,575
   2003............................................................     55,825
   Thereafter......................................................  1,184,450
                                                                    ----------
                                                                    $1,355,144
                                                                    ==========

(7) DEFERRED FINANCING COSTS

  The Partnership refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

                                (In Thousands)

(8) FAIR VALUES OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

  The estimated fair value of the Partnership's Amended Credit Facility is based on floating market rates at December 31, 1998; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Subordinated Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The fair value for the Subordinated Notes at December 31, 1998 is $222,000. The Discount Notes have an aggregate principal amount at maturity of $328,948 with a 11 7/8% coupon. At December 31, 1998, the approximate fair value of the Partnership's Discount Notes was $273,030. At March 31, 1999, the fair value of the Subordinated Notes and Discount Notes was $224,500 and $198,600, respectively. The fair value of the Subordinated Notes and the Discount Notes is estimated based on Portal Market quotations of the issue. The fair value of the Junior and Senior Notes is not determinable as a result of the related party nature of such instruments.

(9) COMMITMENTS AND CONTINGENCIES

  The Partnership has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1998, 1997 and 1996 and the three months ended March 31, 1999 and 1998 was $5,806, $4,065, $2,365, $1,643 and $1,320, respectively.

  Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1998 are as follows:

   Year Ended December 31--
   ------------------------
   1999................................................................ $1,404
   2000................................................................  1,104
   2001................................................................    781
   2002                                                                    646
   2003................................................................    390
   Thereafter..........................................................    737
                                                                        ------
                                                                        $5,062
                                                                        ======

  In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

                FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                                (In Thousands)

(9) COMMITMENTS AND CONTINGENCIES (continued)

  As a result of such actions, the Partnership's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Partnership believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Partnership's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

  The Partnership's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.

(10) YEAR 2000 COMPLIANCE

  The Partnership has under way a project to review and modify, as necessary, its computer applications, hardware and other equipment to make them Year 2000 compliant. The Partnership has also initiated formal communications with third parties having a substantial relationship to its business, including significant suppliers and financial institutions, to determine the extent to which the Partnership may be vulnerable to such third parties' failures to achieve Year 2000 compliance.

  Failure to achieve Year 2000 compliance by the Partnership, its principal suppliers and certain financial institutions with which it has relationship could negatively affect the Partnership's ability to conduct business for an extended period. There can be no assurances that all Partnership information technology systems and components will be fully Year 2000 compliant; in addition, other companies on which the Partnership's systems and operations rely may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

(11) SUBSEQUENT EVENT

  On February 22, 1999, FVP entered into a definitive agreement with Adelphia Communications Corporation to sell all outstanding partnership interests of FVP in exchange for cash, the assumption of certain liabilities and 7 million shares of Adelphia Class A common stock.